                                                                  EXHIBIT 4.1(C)
                                 FIRST AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                               TERM LOAN AGREEMENT


         This First Amendment ("First Amendment"), dated as of December 17, 1999 is made by and between SERVOTRONICS, INC. ("Borrower"), a Delaware corporation having its principal office at 1110 Maple Street, P.O. Box 300, Elma, New York 14059 and FLEET NATIONAL BANK, a national banking association and successor to Fleet Bank, with an office at Fleet Bank Building, Ten Fountain Plaza, Buffalo, New York 14202 ("Bank").



                            STATEMENT OF THE PREMISES

         Borrower and Bank have previously entered into a Second Amended and Restated Term Loan Agreement dated February 26, 1999 (as amended from time to time, the "Loan Agreement"). Borrower and Bank have agreed to amend certain financial covenants in the Loan Agreement and make certain other changes, all upon the terms and conditions set forth herein.

                           STATEMENT OF CONSIDERATION

         Accordingly, in consideration of the premises and under the authority of Section 5-1103 of the New York General Obligations Law, Borrower and Bank agree as follows:

                                    AGREEMENT

         1. AMENDMENT. Effective upon the satisfaction of all conditions specified in Section 3 hereof, the Loan Agreement is hereby amended as follows:

                  A. The following subsection (vi) is hereby added at the end of
Section 3.2 of the Loan Agreement:

                  (vi) Borrower has reviewed the "Year 2000 Risk" (that is the risk that computer applications used by Borrower and/or it suppliers, vendors and customers may be unable to recognize and perform without error date-sensitive functions involving certain dates prior to and any date after December 31, 1999) and represents that, to the best of its knowledge after such review, it is taking such action as may be necessary to ensure that the Year 2000 Risk will not materially adversely affect its business operations and/or financial condition. Notwithstanding the provisions of this Section, the Borrower gives no representation with respect to suppliers, vendors or customers not controlled by the Borrower except that it has made a reasonable effort to obtain assurances as to Year 2000 Risk from entities with whom the Borrower has material business relationships, and the Borrower has received from such entities no reports advising of a Year 2000 Risk materially adversely affecting the Borrower's business operations and/or financial condition.

                  B. Sections 4.2, 4.3, 4.4 and 4.5 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

                                                                  EXHIBIT 4.1(c)
                                  Page 2 of 7

                  4.2 Will maintain, (i) as of December 31, 1999, Net Working Capital of not less than $7,500,000 and (ii) as at the end of each fiscal quarter thereafter, Net Working Capital of not less than $7,500,000, increasing each fiscal year, commencing December 31, 2000, by two percent (2%) of the amount used on the previous December 31 for purposes of testing this covenant (e.g. for the quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, not less than $7,500,000; for the quarter ending December 31, 2000, not less than $7,650,000; for the quarters ending March 31, 2001, June 30, 2001 and September 30, 2001, not less than $7,650,000; for the quarter ending December 31, 2001, not less than $7,803,000, etc.). If the effect of any change in GAAP would cause a violation of the covenant set forth in this Section 4.2 on any testing date during the term of this Agreement and such covenant would not be violated if such change in GAAP were disregarded in making the calculations set forth in this Section, then such covenant shall not be deemed violated as of the applicable testing date.

                  4.3 Will maintain, (i) as of December 31, 1999, a Tangible Net Worth of not less than $9,000,000 and (ii) as of the end of each fiscal quarter thereafter, Tangible Net Worth of not less than $9,000,000, increasing each fiscal year, commencing December 31, 2000, by two percent (2%) of the amount used on the previous December 31 for purposes of testing this covenant (e.g. for the quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, not less than $9,000,000; for the quarter ending December 31, 2000, not less than $9,180,000; for the quarters ending March 31, 2001, June 30, 2001 and September 30, 2001, not less than $9,180,000; for the quarter ending December 31, 2001, not less than $9,363,600, etc.). If the effect of any change in GAAP would cause a violation of the covenant set forth in this Section 4.3 on any testing date during the term of this Agreement and such covenant would not be violated if such change in GAAP were disregarded in making the calculations set forth in this Section, then such covenant shall not be deemed violated as of the applicable testing date.

                  4.4 Will maintain, at the end of each of its fiscal quarters for the four quarters then ended, a ratio of its Liabilities to Tangible Net Worth of not more than 1.5 to 1.0.

                  4.5 Will have a Debt Service Coverage Ratio of not less than
1.0 to 1.0, for the four quarters then ended, as of the end of each fiscal quarter.

                  C. The following new Section 4.16 is added to the Loan Agreement immediately following Section 4.15:

                  4.16 Borrower will be Year 2000 Compliant by January 1, 2000. For purposes of this Section, "Year 2000 Compliant" means, with regard to Borrower and/or its suppliers, vendors and customers (subject, however, to the last sentence of Section 3.2(vi)), that all software, embedded microchips, and other processing capabilities utilized by, and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates on and after January 1, 2000.

                  D. The following language is hereby added at the end of
Section 8.7 of the Credit Agreement as part of such Section:

                  Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that, if any information is provided which is not publicly available (it being understood that "publicly available" shall include non-confidential filings made by the Company with the Securities and Exchange Commission which shall have become available to the public and shall exclude information which has become publicly available in violation of the provisions of this Section) Bank shall require any such prospective Participant to agree in writing (a true copy of which shall be furnished to Borrower) to maintain the confidentiality of all such information which is not publicly available and the Borrower shall be identified in that written agreement as a beneficiary of that agreement with the right to enforce it.

                                                                  EXHIBIT 4.1(c)
                                  Page 3 of 7

         2. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties to Bank which shall be deemed to be continuing representations and warranties so long as any obligations, including indebtedness of Borrower to Bank arising under the Loan Agreement or any note delivered pursuant thereto remain unpaid:

                  A. AUTHORIZATION. Borrower has full power and authority to borrow hereunder and to execute, deliver and perform this First Amendment and any documents delivered in connection with it and all other related documents and transactions, all of which have been duly authorized by all proper and necessary corporate action. The execution and delivery of this First Amendment by Borrower will not violate the provisions of, or cause a default under, Borrower's Certificate of Incorporation or By-Laws or any agreement to which the Borrower is a party or by which it or its assets are bound.

                  B. BINDING EFFECT. This First Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

                  C. CONSENTS; GOVERNMENTAL APPROVALS. No consent, approval or authorization of, or registration, declaration or filing with, any governmental body or authority or any other party is required in connection with the valid execution, delivery or performance of this First Amendment or any other document executed and delivered therewith or in connection with any other transactions contemplated hereby.

                  D. NO EVENTS OF DEFAULT. There is, on the date hereof, no event or condition which constitutes an Event of Default under any of the Loan Documents or which, with notice and/or the passage of time, would constitute an Event of Default.

                  E. NO MATERIAL MISSTATEMENTS. Neither this First Amendment nor any document delivered to Bank by or on behalf of Borrower to induce Bank to enter into this First Amendment contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

         3. CONDITIONS OF EFFECTIVENESS. This First Amendment shall become effective when and only when Bank shall have received counterparts of this First Amendment executed by Borrower and Bank and the following conditions shall have been fulfilled:

                  A. DOCUMENTS. All instruments, certificates and agreements to be furnished to the Bank hereunder shall be of such form and content as the Bank shall reasonably require, and the Borrower shall furnish such consents, authorizations and other instruments and agreements as the Bank may reasonably deem necessary to effectuate the intent of this First Amendment.

                  B. OPINION OF COUNSEL. Counsel to Borrower shall have delivered to the Bank an opinion in form and substance satisfactory to the Bank.

                                                                  EXHIBIT 4.1(c)
                                  Page 4 of 7


                  C. AUTHORIZATION. The Borrower shall have taken appropriate corporate action to authorize, and the Borrower's Board of Directors shall have adopted resolutions authorizing the execution and delivery of this First Amendment and the taking of all action called for by this First Amendment, and the Borrower shall have furnished to Bank certified copies of all such corporate action and Board resolutions and such other certified corporate documents as the Bank may request.

                  D. COSTS AND EXPENSES. Borrower shall have complied with
Section 5 of this First Amendment.

                  E. ACKNOWLEDGMENT. G. N. Metals Products, Inc., The Ontario Knife Company and Queen Cutlery Company, Inc. shall each have delivered to Bank an Acknowledgment in form and substance satisfactory to Bank and such additional documents as Bank or its counsel may reasonably require and all documents, instruments and other legal matters in connection with this First Amendment shall be satisfactory in form and substance to Bank and its counsel.

         4. REFERENCE TO AND EFFECT ON LOAN DOCUMENTS.

                  A. Upon the effectiveness hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in the Loan Documents to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this First Amendment.

                  B. The Loan Agreement, as amended by this First Amendment, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This First Amendment supersedes all prior negotiations and any course of dealing between the parties with respect to the subject matter hereof. This First Amendment shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by, Bank and each of its successors and assigns. The Loan Agreement, as amended hereby, is in full force and effect and, as so amended, is hereby ratified and reaffirmed in its entirety. The Borrower acknowledges and agrees that the Loan Agreement (as amended by this First Amendment) and each other Borrower Document, as defined in the Loan Agreement, to which Borrower is a party is in full force and effect, that its obligations thereunder and under this First Amendment are its legal valid and binding obligations enforceable against it in accordance with the terms thereof and hereof, and it has no defense, whether legal or equitable, setoff or counterclaim to the payment and performance of such obligations.

                  C. The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement.

         5. COSTS AND EXPENSES. Borrower agrees to pay on demand all costs and expenses of Bank in connection with the preparation, negotiation, administration, execution and delivery of this First Amendment and the other documents related hereto, including the reasonable fees, charges and disbursements of counsel for Bank.

                                                                  EXHIBIT 4.1(c)
                                  Page 5 of 7


         6. GOVERNING LAW. Pursuant to Section 5-1401 of the New York General Obligations Law, the laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this First Amendment in whole without regard to any rules of conflicts-of-laws that would require the application of the laws of any jurisdiction other than the State of New York.

         7. HEADINGS. Section headings in this First Amendment are included herein for convenience of reference only and shall not limit or otherwise affect the meanings of this First Amendment or be used to construe its provisions.

         8. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same First Amendment, regardless of whether or not the execution by all parties shall appear on any single counterpart. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this First Amendment.

                                                                  EXHIBIT 4.1(c)
                                  Page 6 of 7


         IN WITNESS WHEREOF, the parties hereto have each caused a counterpart of this First Amendment to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

                               SERVOTRONICS, INC.



                                     By: /S/LEE D. BURNS, TREASURER
                                         ----------------------------
                                         Lee D. Burns
                                         Treasurer and Chief Financial
                                          Officer


                                     FLEET NATIONAL BANK



                                     By: /S/GERALD A. LEE
                                         --------------------
                                         Gerald A. Lee
                                         Vice President



STATE OF NEW YORK         )
                          :  SS.:
COUNTY OF ERIE            )

         On the 17th day of December in the year 1999 before me personally came Lee D. Burns to me known, who, being by me duly sworn, did depose and say that he resides in Lancaster, New York; that he is the Treasurer and Chief Financial Officer of Servotronics, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.


                                              /S/Pandora W. Mangold
                                    --------------------------------------------
                                                   Notary Public

                                                 PANDORA W. MANGOLD
                                           Notary Public, State of New York
                                               Qualified in Erie County
                                          Commission Expires March 30, 2000

                                                                  EXHIBIT 4.1(c)
                                  Page 7 of 7

STATE OF NEW YORK         )
                          :  SS.:
COUNTY OF ERIE            )


         On this 17th day of December, 1999 before me personally came Gerald A. Lee to me known, who, being by me duly sworn, did depose and say that he resides in Tonawanda, New York; that he is a Vice President of Fleet National Bank, the banking association described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said association.

                                            /S/Martha M. Anderson
                                     ----------------------------------
                                                Notary Public

                                              MARTHA M. ANDERSON
                                       Notary Public, State of New York
                                                No.02PO4930661
                                           Qualified in Erie County
                                       Certificate Filed in Erie County
                                      Commission Expires April 18, 2000